Exhibit 5.1

2000 PENNSYLVANIA AVE., NW	MORRISON FOERSTER LLP
WASHINGTON, D.C.	NEW YORK, SAN FRANCISCO,
20006-1888	LOS ANGELES, PALO ALTO,
SACRAMENTO, SAN DIEGO,
TELEPHONE: 202.887.1500	DENVER, NORTHERN VIRGINIA,
FACSIMILE: 202.887.0763	WASHINGTON, D.C.

WWW.MOFO.COM	TOKYO, LONDON, BERLIN, BRUSSELS,
BEIJING, SHANGHAI, HONG KONG,
SINGAPORE

February 13, 2015

Inovalon Holdings, Inc.

4321 Collington Road

Bowie, Maryland 20716

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel to Inovalon Holdings, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to (i) an aggregate of up to 16,109,342 shares of the Company’s Class A common stock, $0.000005 par value per share (“Class A Common Stock”), subject to issuance by the Company (a) upon the exercise or settlement of awards granted under the Company’s 2015 Omnibus Incentive Plan (the “2015 Plan”), (b) pursuant to the conversion of shares of the Company’s Class B common stock, $0.000005 par value per share (the “Class B Common Stock”), underlying options and restricted stock units outstanding under the Company’s Amended and Restated Long-Term Incentive Plan, as amended (the “Pre-IPO Plan”), and (c) upon the exercise of purchase rights to be granted under the Company’s Employee Stock Purchase Plan (the “ESPP”); and (ii) an aggregate of up to 6,940,055 shares of the Company’s Class B Common Stock (together with the Class A Common Stock described under clause (i) above, the “Shares”), subject to issuance by the Company upon the exercise or settlement of awards granted under the Pre-IPO Plan.  The Pre-IPO Plan, the 2015 Plan and the ESPP are collectively referred to herein as the “Plans.”

As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the General Corporation Law of the State of Delaware as currently in effect. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) issuance and sale of the Shares pursuant to the terms of the Plans, and (iii) receipt by the Company of the consideration for the Shares specified in the applicable resolutions of the Board of Directors or a duly authorized committee thereof and the Plans, the Shares will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name wherever appearing in the Registration Statement and any amendments thereto.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Morrison & Foerster LLP